EXHIBIT 4.7

Description of Registrant’s Securities

Urban One, Inc. and its subsidiaries, (collectively, “Urban One,” the “Company”, “we”, “our” and/or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

•	Class A Common Stock, $0.001 par value, 30,000,000 shares authorized, 1,582,375 shares issued and outstanding (the “Class A Common Stock”) as of December 31, 2019

•	Class D Common Stock, $0.001 par value, 150,000,000 shares authorized, 38,752,749 shares issued and outstanding (the “Class D Common Stock”) as of December 31, 2019

Other shares that are authorized but not registered are:

•	Class B Common Stock, $0.001 par value, 150,000,000 shares authorized, 2,861,843 shares issued and outstanding (the “Class B Common Stock”) as of December 31, 2019.

•	Class C Common Stock, $0.001 par value, 150,000,000 shares authorized, 2,928,906 shares issued and outstanding (the “Class C Common Stock”) as of December 31, 2019.

•	Preferred Stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding (the “Preferred Stock”) as of December 31, 2019.

The following is a summary of the material terms and rights of our Class A Common Stock and Class D Common Stock and the provisions of our certificate of incorporation and our by-laws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019, of which this exhibit is a part. This summary is not complete and you should refer to the applicable provisions of our certificate of incorporation and by-laws. Our certificate of incorporation authorizes us to issue additional capital stock, but those shares are not registered under Section 12 of the Securities Exchange Act of 1934, as amended.

General Rights and Voting Rights - The Company has four classes of common stock, Class A, Class B, Class C and Class D. The shares of our Class A, Class B, Class C and Class D are collectively referred to as our Common Stock. Generally, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

Dividends - As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common, the holders of Class B Common, the holders of Class C Common and the holders of Class D Common shall be entitled to receive such dividends pro rata at the same rate per share for each such class of Common Stock; provided that, if such dividends are declared or paid in shares of Common Stock, such dividends may be paid only (i) in shares of Class D Common, or (ii) if holders of any class of Common Stock are to receive payment in shares of any class of Common Stock other than Class D Common, then holders of shares of each class of Common Stock must receive payment only in shares of such respective class of Common Stock. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Liquidation - Subject to any preferential rights of outstanding shares of Preferred Stock, in the event of any liquidation of the Company, all remaining assets of the Company shall be distributed to holders of Common Stock pro rata at the same rate per share for each share of Common Stock.

Other Rights and Preferences - Except as stated above, our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Listing - Shares of our Class A common stock and Class D common stock are traded on The Nasdaq Stock Market LLC under the trading symbols “UONE” and “UONEK,” respectively.